Exhibit 15.4

December 11, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Jin Medical International Ltd. under its Form 6-K dated December 11, 2023. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Jin Medical International Ltd. contained therein.

Very truly yours,

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp